Exhibit 5.1

December 26, 2013

M/A-COM Technology Solutions Holdings, Inc.

100 Chelmsford Street

Lowell, Massachusetts 01851

Re:	Registration Statement on Form S-8 of Shares of Common Stock, par value $0.001 per share, of M/A-COM Technology Solutions Holdings, Inc.

Ladies and Gentlemen:

We have acted as counsel to you in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), which you are filing with the Securities and Exchange Commission (the “Commission”) with respect to (a) up to 192,187 shares (the “2013 Plan Shares”) of common stock, par value $0.001 per share (“Common Stock”), of M/A COM Technology Solutions Holdings, Inc. (the “Company”), which may be issued under the 2013 Equity Incentive Plan (the “2013 Plan”) of Mindspeed Technologies, Inc., a wholly-owned subsidiary of the Company (“Mindspeed”); (b) up to 444,783 shares of Common Stock (the “LTIP Shares”), which may be issued under the Mindspeed 2003 Long-Term Incentives Plan (the “LTIP”); (c) up to 54,227 shares of Common Stock (the “Directors Stock Plan Shares”), which may be issued under the Mindspeed Directors Stock Plan (the “Directors Stock Plan”); (d) up to 7,557 shares of Common Stock (the “Inducement Plan Shares”), which may be issued under the Mindspeed Inducement Incentive Plan (the “Inducement Plan”); and (e) up to 28,662 shares of Common Stock (the “Inducement Grant Shares”), which may be issued pursuant to certain inducement grants (the “Inducement Grants”). The 2013 Plan, the LTIP, the Directors Stock Plan, the Inducement Plan and the Inducement Grants are collectively referred to herein as the “Plans,” and the 2013 Plan Shares, the LTIP Shares, the Directors Stock Plan Shares, the Inducement Plan Shares and the Inducement Grant Shares are collectively referred to herein as the “Shares.”

We have examined the Registration Statement and such documents and records of the Company as we have deemed necessary for the purpose of this opinion. In giving this opinion, we are assuming the authenticity of all instruments presented to us as originals, the conformity with originals of all instruments presented to us as copies and the genuineness of all signatures.

Based upon and subject to the foregoing, we are of the opinion that any Shares that may be issued pursuant to the Plans have been duly authorized and that, upon the due execution by the Company of any certificates representing such Shares, the registration by its registrar of such Shares and the sale thereof by the Company in accordance with the terms of the applicable Plan, and the receipt of consideration therefor in accordance with the terms of such Plan, such Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ PERKINS COIE LLP